Exhibit 99.2

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EDITED TRANSCRIPT

WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 09, 2012 / 02:00PM GMT

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Michael Collier Willbros Group, Inc.—VP, IR

Randy Harl Willbros Group, Inc.—President, CEO

Van Welch Willbros Group, Inc.—CFO

CONFERENCE CALL PARTICIPANTS

Alina Kahn Keybanc Capital Markets—Analyst

Steven Fisher UBS—Analyst

Martin Malloy Johnson Rice & Company—Analyst

Dan Mannes Avondale Partners LLC—Analyst

John Rogers D. A. Davidson & Co.—Analyst

Noelle Dilts Stifel Nicolaus & Company, Inc.—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, thank you for standing by. Welcome to the Willbros Group, Inc. third quarter earnings conference call. (Operator Instructions). This conference is being recorded today, Friday, November 9, 2012. I would now like to turn the call over to Michael Collier, VP of IR.

Michael Collier—Willbros Group, Inc.—VP, IR

Thank you, good morning. Thank you for joining us for the third quarter results. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer, and Van Welch, our CFO. This conference call is being broadcast live over the internet and also is being recorded. The archive of the webcast will be available shortly after the call on our website, Willbros.com, and a replay will also be available through our phone number provided by the Company in yesterday evenings’ press releases.

Information on this call speaks only as of today, November 9, 2012, and therefore, you’re advised that time sensitive information may longer be accurate at the time of any replay. Comments today contain forward-looking statements.

All statements, other than statements of historical facts, which address activities, events or developments the Company expects, or anticipates will, or may, occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements.

These risk factors are described in yesterday’s press release and in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of November 8, 2012, and on our website. Now I’ll turn the call over to Randy Harl, President and Chief Executive Officer. Randy.

Randy Harl—Willbros Group, Inc.—President, CEO

Thanks, Mike. In our press release yesterday, we reported a third quarter loss from continuing operations of $327,000 or $0.01 per share, on revenue of $588.9 million.

Van will provide details of our financial position in his prepared remarks. First, I would like to review our third quarter operating performance.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

During the third quarter, we generated operating income of $7.5 million, compared to operating income of $5.9 million in the second quarter of 2012, and operating income before special items of $13.2 million in the third quarter of 2011.

During the third quarter, we incurred additional losses on the Red River Pipeline project in Texas, and on the Woodland Hills Pump Station project in Canada. On the last call, we reported that we were nearly finished with the Red River project. However, unforeseen equipment failures while completing the final directional drill and ultimately, loss of the entire hole, resulted in an extension of the schedule and most of this additional cost.

This project is now mechanically complete and placed in service, leaving us with only minor cleanup and punch list items to complete. We are no longer taking the same type of risks that we assumed on the Red River project. The Woodland Hills Pump Station project was about 89% complete at the end of the quarter. We have now completed our lump sum scope of work on this project and are providing additional services to our customer on a time and material basis.

We are no longer bidding nor have lump sum facilities projects in our Canadian backlog. We do not currently anticipate incurring any additional losses on these two projects in the fourth quarter. Additionally, we have a Utility T&D transmission project in New England that moved into a loss position during the third quarter as a result of customer changes and delay.

We have submitted a comprehensive change order in accordance with our contract, in order to return this project to profitability. The project is currently about 57% complete.

The losses associated with these three lump sum projects negatively impacted our operating results by $11.9 million in the third quarter. Also in the Utility T&D segment, Chapman generated lower profit margins as a result of start-up costs related to new project assignments. We expect this business unit to return to full utilization in the fourth quarter.

Despite the negative impact of the three projects, we were able to generate sequential improvement in operating performance. Several business units performed as planned, or better, than expected, including our engineering units, EPC, Integrity, the electric distribution business in Texas, and our field services work in Canada.

The two delayed projects we discussed at the last earnings call, one in South Louisiana and one in Canada, are now underway. We began execution on the South Louisiana project early in the third quarter and it made a meaningful contribution to our quarterly results.

Field execution on the Canadian project began late in the third quarter. We currently anticipate margin contributions from both projects in the fourth quarter. Now, Van will discuss the details of our third quarter results. Van?

Van Welch—Willbros Group, Inc.—CFO

Thanks, Randy, and good morning everyone. I’ll provide an update on our recently executed, amended, and restated, 2010 Credit Agreement. First, I’ll talk about our backlog, capital budget and current tax position.

At September 30, 2012, Willbros backlog from continuing operations remained relatively flat at $2.3 billion compared to $2.2 billion at December 31, 2011. 12 month backlog of $1.1 billion at September 30, 2012 increased 24% compared to $865.1 million as of December 31, 2011. Our 12-month backlog is approximately 66% T&M and unit rate work, with the remainder being fixed price. This mix is comparable to our June 30th backlog. We expect approximately 40% of our September 30, 12-month backlog to be burned off in the fourth quarter.

As of September 30th we have committed $20 million of our $28 million 2012 capital budget. We estimate the full year depreciation and amortization expense to be $49.8 million, including $15.6 million in intangible amortization.

I have a few comments on our current tax position. We reported a third quarter continuing operations pre-tax income of $1 million. However, we recognized tax expense of $1 million, mainly related to the Texas Margin Tax. We currently have recorded a $33.9 million tax effected valuation allowance against our tax assets mainly related to net operating losses.

Looking forward, upon demonstrating sustainable annual taxable income, which will fully utilize our tax assets, this valuation allowance will be removed and the tax benefit will flow through to the income statement.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Now let me turn to liquidity. During the second and third quarters, our revenues grew approximately 18% and 19%, respectively. At the same time, our days sales outstanding in receivables increased from 71 days at March 31st to 80 days at September 30th.

These two factors had a significant impact on our need for working capital. As a result, on September 30, 2012, we had $15.9 million of cash and cash equivalents, and had fully drawn down on the $25 million available under our credit facility revolver. We have improvement in our days sales outstanding for October due to strong collections activity and we expect to return to the historical average of approximately 70 days in the fourth quarter.

In order to address working capital and liquidity, we amended and restated our 2010 Credit Agreement with our lending group on November 8th.

Our objectives in this transaction were as follows.

First, we needed additional cash for working capital. The new agreement provided for an additional $60 million in term loan funding, which was funded net of expenses yesterday. The maturity of the additional funding matches our existing term loan maturity of June 30, 2014. We expect this increase in total term loan debt to be more than offset by debt reductions from near-term sales of non-strategic assets.

Second, we extended the maturity date of the revolving credit facility from June 2013 to June of 2014. This allows to us treat this debt as non-current and allows us to extend the terms of letters of credit beyond next June.

Third, we obtained additional ability to borrow under our revolving credit facility. We are continuing our program of selling non-strategic assets to pay down debt and are actively engaged in pursuing the sale of two business units. Under the new agreement, we will have additional access to cash borrowings based on a formula involving the amount of payments made on the revolver, subject to an overall limit of $50 million. This is a significant increase over our current limit of $25 million.

Additionally, if our total leverage ratio is reduced below 2.25 to 1.00, we have the potential of increase in the cash borrowing capacity to $75 million.

Lastly, the debt covenant leverage ratio is increased for the third and fourth quarters to 5.5 and 4.0 respectively. Our third quarter leverage ratio is 4.2, well under the limit. Additionally, the third quarter interest coverage minimum was lowered to 2.25, and our third quarter interest coverage ratio was 2.9.

Our current revolving credit facility is for $175 million, and we currently have borrowings against the facility of $84 million. The extended credit facility, which initiates on July 1, 2013, has been lowered to $115 million.

Due to our plan to sell assets and pay down the revolver, we believe this lowered facility amount is adequate to operate our business and will reduce costs for the unused portion of the facility. When the extended facility comes into play, we will be using the facility only for working capital cash draws and letters of credit. This is in contrast to our current use of the $175 million facility for these items, plus the repayment of convertible debt as it matures. Under the new agreement, we still have the ability to use the revolver to pay off $32.1 million of the 6.5% convertible notes on December 15, 2012.

Lastly, looking forward. We indicated in the last call that our 2012 revenues were likely to be on the high end of our $1.7 billion to $1.9 billion guidance range. Based on our third quarter revenue of $588.9 million, our 2012 revenue is now projected to be approximately $2 billion.

Now, Randy has some addition comments. Randy?

Randy Harl—Willbros Group, Inc.—President, CEO

Thanks, Van. Before I discuss our outlook and strategic direction, I would first like to provide you with an update on our search for our new Chief Accounting Officer. We have completed the search process, have developed a short list, and anticipate the successful candidate would join Willbros in early December. This gives us plenty of overlap time with our retiring Corporate Controller as we closeout the year.

Our Oil & Gas segment, especially our Regional Delivery business, continues to benefit from the high level of investment in the liquids-rich resource place. Our Upstream capacity is fully booked throughout the fourth quarter. We are benefiting from both improved market conditions, and our Regional Delivery strategy, which is mitigating the historical slowdown of activity in the first and fourth quarters.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Our Downstream Engineering business unit is benefiting from low natural gas prices, which are driving increased petrochemical investment. New crude supplies are also favorably impacting our engineering businesses for both upstream and downstream services. Finally, pipeline integrity issues nationwide are contributing to an increase in our recurring services backlog, and we expect this opportunity set to continue to expand.

In our Texas Utility T&D business, we continue to improve performance in the distribution business and this unit contributed positive operating income during the third quarter. Additionally, our utility businesses in the Pittsburgh, Baltimore, and Richmond markets continue to be profitable. We expect to continue to operate at full utilization on the Texas CREZ work through 2013, and we anticipate margin expansion as we add backlog from new projects and customers in the Southwest region.

New field services work in Canada enabled a sequential increase in revenue of $20 million, absorbing additional overhead and indirect costs. We have eliminated our exposure to lump sum facilities projects and continue to pursue projects that align with our core competencies including Hydro Transport and Tailings Lines, tanks, and fabrication services. We are on target to achieve an annualized run rate of $300 million as we discussed on the last call.

We continue to experience higher levels of bid activity and we booked over $500 million of new work during the third quarter with an emphasis on reducing our exposure to risk associated with lump sum projects. We believe industry conditions are currently favorable for higher utilization of resources and the potential for margin expansion.

As we have talked about in previous calls, we launched a thorough review of all of our business units and their relative performance during the fourth quarter of last year. We focused our management talent on the underperforming business units, with the objective of either turning them around or exiting the businesses. We have made progress with several of these businesses including Downstream Engineering, and Texas electric distribution. However there are a few business units that are still underperforming and we are approaching the decision point regarding the ones that continue to hamper our profitability.

Operator, we will now take questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question is from the line of Tahira Afzal, of Keybanc Capital Markets, please go ahead.

Aleena Khan—Keybanc Capital Markets—Analyst

Good morning, this is actually Aleena Khan, an associate of hers, on her team. How are you doing?

Randy Harl—Willbros Group, Inc.—President, CEO

Good morning, Aleena.

Aleena Khan—Keybanc Capital Markets—Analyst

So I guess my first question is, excluding the loss projects that you have this quarter, how should we think about the underlying margin improvement going into the fourth quarter?

Van Welch—Willbros Group, Inc.—CFO

This is Van. I think the way to look at that is we would be getting back to a normalized margin in Q4. If you take the losses out that we talked about in Q3, which Randy talked about it being about $11.9 million, that we’re certainly not expecting that to repeat itself, and if you were to back out those kinds of losses and calculate a margin without those losses, that would be around what we would be expecting to see.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Aleena Khan —Keybanc Capital Markets—Analyst

Okay, thanks. For my second question, you talk about moving away from cost plus. Are there particular areas that you see that are attractive cost plus opportunities that maybe you weren’t looking at as much as before? Could you comment a little bit more on that?

Randy Harl —Willbros Group, Inc.—President & CEO

Yes. I think we’re moving away from lump sum, and so that’s really a function of the market changing a bit. Competition really drives that, and the market is becoming a little more favorable to contractors and we’re able to get better terms and conditions than we were a few months ago. As capacity gets absorbed and more projects are available to contractors, then that opportunity should continue to improve and so we see more opportunity to have more unit price contracts and more cost reimbursable, and again, that’s just driven by the market that we have out there.

Aleena Khan —Keybanc Capital Markets—Analyst

Okay, thanks. A segue into my next question. What do you look at as your biggest margin enhancement opportunities going into next year and the factor of pricing/utilization mix?

Randy Harl —Willbros Group, Inc.—President & CEO

I think that you have to look at the whole business, we can walk through those. We have struggled in Canada. We got tough a lot slower start in Canada because of delayed projects, and of course the Woodland Hills loss. Canada has not contributed very much over the last couple of years.

I believe that what you’ll see in the fourth quarter is that that’s going to hit on all cylinders and that we will get the kind of margins that we’ve been expecting in the fourth quarter and that will continue on into next year, so that makes a pretty good difference for us. I have talked about some of these underperforming businesses that we’ve had. Just as an example, I’ll kind of walk back through the last couple of years in Texas distribution.

We had operating losses in that business of $5 million to $7 million in 2010 and 2011. That’s actually going to be positive at the operating line I think this year. Again, a change of $7 million or $8 million in terms of operating performance. Our Downstream Engineering had routinely lost $1 million a quarter. We have been profitable at the operating line every quarter, so we’re going take that same philosophy to these other businesses that I mentioned and where we have continued to struggle, that’s not going to happen next year. There’s some perennial losers that we’ve had in our business that will either be turned around by the end of the fourth quarter or we will move in a different direction, and we have many options for those businesses.

The pipeline business that has been really the center piece of our business for many years. If you look at the losses we had on Red River, we lost the profit on Red River as well as about $12 million. A huge impact on that business. We see improving conditions in terms of the competition out there in the marketplace. I expect that business to return to a normal level of profitability.

The bidding activity for next year is more robust than it was this year. I’m optimistic that business continues to provide the kinds of margins it has historically contributed to the business.

The engineering business, our outlook for that is quite strong. We’ve got good EPC opportunities that are out there in front of us. As I mentioned, the integrity business continues to gain momentum. I expect that to be a very strong part of our business. I think we have demonstrated the effectiveness of the strategy we have for Regional Delivery as we’ve gone from less than $100 million business of a year ago to a run rate of approaching $300 million today.

We struggled a bit with profitability as we experienced that growth, but I think that revenue engine, and the things that we’re doing to improve the operation, are going to get us there. So the combination of improved market conditions, I think demonstrated improvement in our ability to operate, and making some tough calls on some of these businesses that have been a problem for us, give us a lot of optimism in returning to the level of profitability that we’ve experienced in the years where we were able to make a profit.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Aleena Khan —Keybanc Capital Markets—Analyst

Thank you.

Operator

Thank you. The next question is from the line of Steven Fisher, with UBS. Please go ahead.

Steven Fisher —UBS—Analyst

Good morning.

Van Welch —Willbros Group, Inc.—CFO

Good morning, Steven.

Steven Fisher —UBS—Analyst

On the asset sales, what’s your confidence that you’ll be able to get those two businesses sold? Related to that, can you give us an update on your debt reduction plan?

Van Welch —Willbros Group, Inc.—CFO

Yes, Steven, I think on the asset sales, we’re very confident. We’re pursuing very actively two asset sales that are fairly far along in the discussions with prospective buyers. I’m confident that we’re going to get those done in the near-term. That goes into the next question in the prepared remarks. I’m also confident that we’re also going to be able to pay down revolver debt associated with those two asset sales that would be equal to, or greater than, the amount of term loan debt increase that we took on associated with this amendment that we announced yesterday.

Steven Fisher —UBS—Analyst

As we think about say a year from now, where do you target your debt levels to be?

Van Welch —Willbros Group, Inc.—CFO

We haven’t announced that, but certainly I think we would be looking at further debt reductions from where we are, but we’ll talk more about that in our fourth quarter call, Steven.

Steven Fisher —UBS—Analyst

Okay, fair enough. And you said, Randy, the pipeline prospects are more robust. Can you maybe give us a sense of the dollar amount of bids outstanding or in process on the larger diameter side right now?

Michael Collier —Willbros Group, Inc.—VP, IR

Well, this is Mike, Steve. On the large diameter side, we’ve got a couple hundred million dollars of bids outstanding right now, and when I say large diameter, we typically call that 30-inch and larger, but we’re going to throw some 24-inch in the mix here because the market has shifted, as you know, away from the 42-inch pipe toward the smaller diameters. These projects accommodate the same kind of an execution approach as the large diameter where you can put a big spread out there and run for 80 or a hundred miles. It’s not like some of the smaller diameter work where you put a specialty crew of 45 or 50 people out there and everybody changes hats depending on what the task of the day is.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Steven Fisher —UBS—Analyst

Okay, great. I’m not sure if I missed this, but the timing and size of that expected change order for the New England project?

Randy Harl —Willbros Group, Inc.—President & CEO

We didn’t say, Steven. I think that we have just recently submitted that, and I think it’s probably best that we discuss that when we have the fourth quarter call.

Steven Fisher —UBS—Analyst

Okay, very good. Thanks.

Operator

Thank you. The next question is from the line of Martin Malloy, with Johnson Rice. Please go ahead.

Martin Malloy —Johnson Rice & Company—Analyst

Good morning.

Michael Collier —Willbros Group, Inc.—VP, IR

Good morning, Marty.

Randy Harl —Willbros Group, Inc.—President, CEO

Good morning, Marty.

Martin Malloy —Johnson Rice & Company—Analyst

If you could clarify. The proceeds from the asset sales, will they be enough to pay down the $60 million term loan and the $25 million revolver?

Van Welch —Willbros Group, Inc.—CFO

It has the potential, Marty, but my comments were based on paying down equal to, or greater than, the term loan increase.

Martin Malloy —Johnson Rice & Company—Analyst

Okay. And then, with respect to the pipeline market, can you talk about the bidding cycle that you expect to see over the next couple of quarters? Is it expected to follow the normal path where you would see awards maybe the first quarter with work to begin in the second quarter there? And your market share right now in terms of number spreads and your ability to get additional equipment increase to flex that capacity up.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Michael Collier —Willbros Group, Inc.—VP, IR

Well, Marty, as I noted earlier, we’re in a different kind of a market now, so I think the number spreads is not the way we’re thinking about it. We could field three spreads if need be to do this large diameter work. As you know, we did Red River with just one spread, and then we take the other resources that we have and address this different market in the midstream.

The bidding activity, as Randy noted, is more robust right now than it was at this time last year, and as we said in the call, we’ve been able to book ourselves out on our pipeline construction activities all the way through the fourth quarter now. Our focus is really on managing the calendar and making ourselves available for the projects that we think we have the most competitive advantage on, and the most likelihood of winning.

We look at the calendar and what we’ve won. And things change every time we win a job because of overlaps of the start dates. I don’t know how to answer your question.

Randy Harl —Willbros Group, Inc.—President & CEO

Let me add some color to that, I think we’ve talked about publicly that our target for the pipeline construction business is an annual run rate of around $200 million to $250 million. We’re coming in on the high end of that this year. I think that we are trying to high grade the projects that we take on, maximize our profit potential, Marty, but we see ample projects out there to win a fair share, one in three or so, and generate that level of revenue with a highly predictable profit outcome from that.

Just a little more color. Back to what Mike said. We’re bidding more now than we were this time last year. There’s an awful lot of work associated with these liquids moving around the country. Some very long 20 and 24-inch projects that are out there, so these are large.

Those represent significant opportunities for us, so we’re a lot more optimistic right now about our prospects in that pipeline construction business. We already see it in our engineering businesses, so we’re looking at a lot of those projects in Engineering that will turn into EPC projects later on, so we have a much better view of what’s coming out there than we did before.

Like Mike said, the market has changed. Keystone Excel is the big project out there for the large diameter. That’s not really going have much of an impact on the rest of this market./ That is really a different group of competitors that are out there competing for that. On the equipment side, we still see ample opportunity to acquire by many different means the equipment we need do the work. So the ability to flex our business, our decision to not own as many of the big yellow tractors as we have in the past, to be more dependent on the rental market, and looking out in that, that looks adequate for our needs for the foreseeable future.

Martin Malloy —Johnson Rice & Company—Analyst

Very helpful. Thank you.

Operator

Thank you. (Operator Instructions). The next question is from the line of Dan Mannes from Avondale. Please go ahead.

Dan Mannes —Avondale Partners LLC—Analyst

Good morning.

Van Welch —Willbros Group, Inc.—CFO

Good morning, Dan.

Dan Mannes —Avondale Partners LLC—Analyst

A couple of follow-up questions. First, did you provide a breakout of the losses between the three projects and if not, could you?

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Van Welch—Willbros Group, Inc.—CFO

Dan, we did not but I would be glad to offer that up to you. The project in Canada lost $2.8 million in Q3. The oil and gas pipeline project was about $6.8 million, and the UTD Maine project was about $2.3 million in the quarter. Hopefully that equals around $11.9 million.

Dan Mannes—Avondale Partners LLC—Analyst

Okay. I assumed that UTD was a bigger piece. That maybe will require more of an explanation as to the weakness in the quarter. How much of it remains underutilization of Hawkeye versus mobilization on Texas, or something else? Honestly, that was really the big surprise to the quarter for us was the UTD performance given how strong it was in the second quarter.

Randy Harl—Willbros Group, Inc.—President & CEO

I think, Dan, the second quarter was really driven by a return to historical levels for Chapman and improvement in Texas distribution. What we saw when we started up a number of projects in Chapman during the third quarter, and either didn’t reach a level where we could go ahead and take the profit or we had other start-up costs associated with those projects, and so we saw a bit of deterioration from Q1 to Q2 in the Chapman business and that’s going back to our prepared remarks, that’s what that’s about.

On top of that, Hawkeye has not improved, so we continue to have issues with that business up in the Northeast, and that certainly one of the businesses under review right now and we’re looking at our options. We replaced the management team there. The new management team has reduced costs and we are looking at what our options are for that business going forward. It was certainly a drag.

When we look back against my prepared remarks, our Eastern region out of Pittsburgh, the work that we do down in Richmond, Baltimore, and Pittsburgh continues to produce the results that we need. Certainly, could be improved a bit, but those are profitable. You hit on it. It’s really Hawkeye, and a bit of deterioration in Chapman, and then the loss, is what really changed those results.

Dan Mannes—Avondale Partners LLC—Analyst

Okay. If you’ll indulge me with another quick one before I jump back in queue. You talked a little bit about Q4 and if I take the $11 million and add it back, margins could have approach 3% and that sounded like what you were shooting for, for the fourth quarter. How much of that is impacted by the potential of storm work or the change order on Maine, versus just improved business everywhere else?

Randy Harl—Willbros Group, Inc.—President & CEO

First of all, since nobody ever believes us when we talk about change orders and claims, we decided not to include that. Anybody picks a number on that. That could be really, really good if we could solve it. Who knows? We’re hopeful that we’ll get something done on that. We’ll have really good news, but we’re not going to guide you on it.

Number two, the storm work, at peak, we had about 500 people working on Sandy, but as you know it’s very difficult to predict what that’s going to do for you on a net basis because our normal work doesn’t go on. Irene last year, we a lot of people working for us on Irene and net-net, it didn’t do a lot for us. I think we’ll see a pick up from Sandy. We have a few folks up from our Southwest region that have been working steadily, and will probably continue to work for the next few days. We’ve been pretty busy with some Hawkeye folks on that storm restoration. We’ve had about 350 people from Premier in our locate business out there on the storm, so we’ve had a lot of people deployed and hopefully we’re going see a pick up from that, but don’t want to make a prediction on that right now.

Dan Mannes—Avondale Partners LLC—Analyst

Okay, great. Let me hop back in queue.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Operator

Thank you. The next call is from John Rogers with D. A. Davidson & Co. Please go ahead.

John Rogers—D. A. Davidson & Co.—Analyst

Good morning.

Van Welch—Willbros Group, Inc.—CFO

Good morning, John.

John Rogers—D. A. Davidson & Co.—Analyst

In terms of what’s in your backlog now, how much of that backlog is fixed price contract?

Van Welch—Willbros Group, Inc.—CFO

If you look at the 12-month backlog, about a third, John, is fixed price.

John Rogers—D. A. Davidson & Co.—Analyst

Okay.

Van Welch—Willbros Group, Inc.—CFO

That’s remained consistent. It was about that same level if you looked at Q2 as well.

John Rogers—D. A. Davidson & Co.—Analyst

Then, what portion of that is essentially break-even where you’ve had losses and/or problem projects?

Van Welch—Willbros Group, Inc.—CFO

Most of the problem projects that we’ve talked about, the three projects that we talked about, really the only significant amount; I wouldn’t say it was even significant, would be the Maine Reliability Project. The other two in Canada as well as in Oil & Gas are virtually finished.

John Rogers—D. A. Davidson & Co.—Analyst

Okay, so that all should be washed out by the end of the year?

Van Welch—Willbros Group, Inc.—CFO

Correct.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

John Rogers—D. A. Davidson & Co.—Analyst

Okay, that’s what I wanted to confirm.

Randy Harl—Willbros Group, Inc.—President & CEO

I think, John, it is important to review our history here on this lump sum work. If you look at the whole bag of work in the pipeline construction group, our track record there is quite strong. At the moment, we are executing two other lump sum projects successfully in that group, so I look at Red River as anomaly. We had things there, if you go through and dissect it, that start with the estimate, but we had some conditions there that changed on that project that really led to most of the deterioration in the job.

Losing that drill in Q3—we just had it on the last ream of the hole—we broke the reamer, and it broke off in the hole and we couldn’t get it out. It was just kind of one of those things that happens to you sometimes in construction, and so I think the way that we’re looking at that, if you take the last 20 projects that we’ve done, 19 of them have produced the results that we wanted.

In Canada, we really have changed our business model there and have started up some new businesses. As we got over into the facilities business on a lump sum basis, we lost our project team right off of the bat and have been playing catch up on it and decided we’re not going do any more of that, and the market conditions in Canada are good enough that we don’t have to. I think a little color on that one-third of our backlog that is lump sum is in order and that our track record has been very good and we are very selective about what we’re doing.

In my remarks, I said we’re not taking the same risks that we took on Red River. That’s really a function of the market where we really had to take all changes and conditions and had done that successfully on a number of projects before Red River, but it came back to haunt us on Red River. And I think we’re in a marketplace where we just don’t have to do that going forward and I think it just demonstrates that the amount of risks that you really take when you don’t get contractual relief for those kinds of risks. I just wanted to add that, John.

John Rogers—D. A. Davidson & Co.—Analyst

I appreciate it. It is good, I think, to get some of that business out of there. Randy, you made a comment that you expect $200 million to $250 million of pipeline construction work annually?

Randy Harl—Willbros Group, Inc.—President, CEO

Yes. John, that is the traditional long haul kind of pipeline construction. You can characterize this regional business as pipeline business. That’s on a run rate of about $300 million, so that’s a total of about a half a billion in total pipeline business.

John Rogers—D. A. Davidson & Co.—Analyst

But I guess my question is, if your Oil & Gas business is running at roughly $1 billion annually, what’s the rest of that?

Randy Harl—Willbros Group, Inc.—President, CEO

Well, the rest of it is, you’ve got the Downstream business that’s in there that’s about $200 million, and you’ve got our Engineering businesses that’s in there and EPC that’s roughly about that same size.

John Rogers—D. A. Davidson & Co.—Analyst

Okay, just wanted to understand the breakdown there. Great. That still leaves what, about $300 million, $400 million?

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group, Inc.—President, CEO

Well, you’ve got Oman that’s in there that’s a little less than $100 million, John.

John Rogers—D. A. Davidson & Co.—Analyst

Okay. Anything else?

Randy Harl—Willbros Group, Inc.—President, CEO

If you walk down those, you’ve got about $250 million in pipeline.

John Rogers—D. A. Davidson & Co.—Analyst

$200 million Downstream.

Randy Harl—Willbros Group, Inc.—President, CEO

Another $300 million in the regions.

John Rogers—D. A. Davidson & Co.—Analyst

Oh, okay, that’s what I left out. Thank you.

Randy Harl—Willbros Group, Inc.—President, CEO

So you’ve got about $250 million or so in Engineering and EPC, then another $200 in Downstream, and you’ve got it.

John Rogers—D. A. Davidson & Co.—Analyst

Great, okay, thank you. Appreciate the clarity.

Operator

Thank you. The next question is from the line of Noelle Dilts, Stifel Nicolaus & Company,Inc., please go ahead.

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

Hi, good morning. First of all, on the Central Maine Power project, can you just describe what drove the schedule delays, just a better understanding of what you’re filing a claim against?

Randy Harl—Willbros Group, Inc.—President & CEO

Yes. I think it’s the typical kinds of construction delays. It’s the inability to really meet the schedule with regard to materials that are needed for the project, changing schedule from one season to another, where you either think you’re going work in the winter and you don’t, or you ended up in the summer when you thought it would be frozen, those kinds of things, and that leads to lots of environmental kinds of issues in this area which it’s quite sensitive. It orbits around changes in deliverables and schedule associated with those deliverables.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

Then looking at your new debt agreement and it looks like the rate on the revolver kicks up pretty significantly in 2013. Can you talk about that and maybe your thoughts on potentially refinancing that ahead of that increase?

Van Welch—Willbros Group, Inc.—CFO

It does. If you look at June of next year, it does kick up to basically the same kind of rates as our term loan. Obviously, Noelle, one of the things we’re doing here and what we’re trying to bridge is getting our revolver debt down. We traditionally in that 175, it has a conversion included in that. [The current facility is $175 million and the revolver includes the capacity to take in the convertible debt.]

We believe that certainly, as I talked about, the non-strategic asset sales, those are going to be completed, we’re going to get that straight certainly between now and then. The lost projects that we talked about over the last Q2 and Q3, those we do not anticipate that those are going to recur. As Randy talked about in his prepared remarks, we’re looking at businesses that we are going to fix or we’re going to take on other options around them. So, with all of that in play, certainly I do believe as this new amended Credit Facility starts to approach something that’s current in terms of next year, that’s going to give us a lot of options in flexibility to put something in place that may be a bit more permanent.

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

Okay. Just one last question. You’ve talked about this a little bit. Obviously, in terms of risk management, you’re moving away from some of these lump sum projects toward cost plus. But the market, those types of fixed priced projects, are always going to exist. Can you talk about what you’re doing on the bidding side just to improve, if you’re addressing issues that may have come up in bidding on some of these problem projects in the past?

Randy Harl—Willbros Group, Inc.—President, CEO

I think, Noelle, we’ve been working for sometime to focus on making sure that we get thorough reviews of these bids, and we continue to sharpen our skills there. I think the biggest thing we’re doing is making sure that we have the competencies and experience that we need before we turn in one of these bids. We’re not hoping that we have the right team.

If we don’t have that team that we need to do the work, if they don’t have the right experience, then we’re not going to take the risk of hoping that we can attract the right people to do the work. The other thing is making sure that we stay focused on the things where we have the core competencies and I would point you to Canada as an example.

While we failed miserably on that pump station project at Woodland Hills, I have no issues with bidding lump sum for the stuff that’s right in the sweet spot of what we do, like hydro transport, like being able to bid fabrications, CCO, the things that we a lot of experience and have demonstrated time and time again that we’re very good at predicting what the cost is.

Even in the pipeline business, while we have had the Red River project, our track record is quite strong, and we continue to make sure that we’re taking into account all of the history that we have as we bid any unit price project that comes forward.

We’ve taken a good hard look at how we got that bad revenue into our backlog, and we’re being a lot more selective about what we go after, making sure we have the right teams to do the work, then it’s in the sweet spot of our competency. This is not a time for us to try to expand. We’ve grown the revenue to almost $2 billion a year. Van gave some guidance, that’s where we’re at. We would be better off with a little bit smaller company where we didn’t have some of those issues to deal with, and that’s our focus right now, is to eliminate the risks, as well as some of these businesses that haven’t performed for us.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

Okay, thanks.

Operator

Thank you. The next question is a follow-up from the line of Dan Mannes, with Avondale Partners LLC. Please go ahead.

Dan Mannes—Avondale Partners LLC—Analyst

Thanks. I wanted to touch on again your commentary in the bidding environment. Obviously, you said it looks a lot more robust than last year at this time. Can you maybe talk about any breakdown between maybe attractive winter work versus normal spring work? Is it all of the above? Can you just categorize it a little bit?

Randy Harl—Willbros Group, Inc.—President & CEO

You know, Dan, it’s really hard to categorize except to say there’s more winter work available to us this winter than I’ve seen in two or three years. Having said that, the risk associated with that winter work is pretty significant. Our view of it going into it is, if we’re going to do it, we’re going make sure that we have covered our costs as well as the contingencies that are necessary as you bid into that winter environment.

So we’ll see what the market will allow us to do as we bid into that winter work. Coming past it, we’re seeing a lot more work in the springtime on the pipeline side than we’ve seen in the past, so that’s what leads to that optimism. No real let up.

If you look at the projects that are out there as we head into the winter, then that just improves into the spring bidding season for the starts in March and later. The regional work continues very strong, Dan, as the drilling has continued. We are seeing many, many opportunities in the Eagle Ford, our business is strong in North Dakota and out in the West. The Utica is finally presenting us with a number of pretty large opportunities with pretty long pipelines, as well as the shorter stuff there. That could provide some winter work that could put some of our crews in Texas to work, so generally across all of that, we’re seeing a lot of strength.

Dan Mannes—Avondale Partners LLC—Analyst

Great. It’s good to hear after it was a difficult couple-year run. I did want to square that with your commentary in Q4. I think you mentioned that you already were pretty heavily contracted going into the fourth quarter. Does that to assume that you have locked up a lot of winter work or do you still have more to add more maybe into early 2013?

Randy Harl—Willbros Group, Inc.—President & CEO

What I would say, Dan, is we’re going have work that will run through Q4 and come to completion in early 2013, so that’s why we have such good visibility. We would be able to start some more work if we get the right conditions in late Q4, really blowing into Q1. That’s really our focus right now is to add to the tail-off of that work that’s going to carry us into early Q1.

Dan Mannes—Avondale Partners LLC—Analyst

Okay. Then just want to close the loop on this. It sounds like given some of the changes you’ve done in the business particularly the increase in regional work, plus the amount of visibility that you have. It sounds like a lot of seasonality should be coming out of the business, meaning if you’re commentary on revenue and your commentary on margins holds, it sounds like Q4 could be better than the last two quarters, if you sort of execute as well as hoped and things go as you’re currently planning. Am I hearing you correct or am I extrapolating that too far?

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

Randy Harl—Willbros Group, Inc.—President, CEO

Dan, we talked to you about this many times and unfortunately we’ve had a few uh-oh’s that have crept in there. I’ll go back to Van’s remarks. We would have delivered exactly what I think you were expecting in Q2 and Q3 expect for a couple of projects. Unfortunately, they came as big ones that wiped out a lot of great work that we’ve done and turned around these businesses in this Company. If you add back those things that happened to us in Q3, we’re expecting that same good performance from those underlying businesses into Q4, so I think you’re looking at that exactly right. We saw improvement with the new model in Q4 of last year, in Q1 of this year, and we expect to build on that and improve that.

Dan Mannes—Avondale Partners LLC—Analyst

Great, that’s good follow-up. Thanks.

Operator

Thank you. The next question is a follow-up from the line of Noelle Dilts, of Stifel Nicolaus.

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

On the storm work, does any of the work related to Sandy fall under your distribution M&A contracts or is it outside of those contracts?

Randy Harl—Willbros Group, Inc.—President, CEO

We’ve got some of both. I think the majority of it is outside of it, Noelle.

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

Okay. Then secondly, can you just comment on with the continued strength in the pipeline market overall, what you’re seeing in terms of the contracts coming out of the developers? Are you seeing more favorable terms? Contractors like you guys having to take on less risk? Can you just comment on what you’re seeing in terms of that trend?

Randy Harl—Willbros Group, Inc.—President, CEO

I think we’re seeing a return to a more balanced contracting where contractors are being asked to take the risk that contractors can take. I think we’re seeing people being sensitive to the weather windows, and while there is more work available in the winter, I think they expect increased costs for that. If this work goes forward in the wintertime, then I think you’re going to see cover on those jobs that allows contractors to take that risks. I think a year ago if you dangled out these projects to contractors, you would probably have seen people taking a lot more risks than they could mitigate in the price, so that’s the real change that I’m seeing that there is enough work out there that people are becoming more rational in terms of their approach to the bidding. The environment is changing and customers are more willing, I think, to listen to contractors about the things that drive increased costs, which are all around risks, and the weather in pipelining is the key risk that you have to deal with.

Noelle Dilts—Stifel Nicolaus & Company,Inc.—Analyst

Thank you.

Operator

Thank you. Ladies and gentlemen, that is all of the time we have for questions. This does conclude the conference call. Thank you for your participation and may now disconnect.

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NOVEMBER 09, 2012 / 02:00PM GMT, WG—Q3 2012 Willbros Group, Inc. Earnings Conference Call

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